Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Third Quarter Results

•	Generated significant cash flow from operations of $12.7 million; reduced debt, net of cash, by $10 million

•	Diluted EPS totaled $0.01, which includes a $0.27 per diluted share effect of $9.3 million in charges for restructuring and other special items

•	Remains on target with long-term strategic plan

Atlanta, GA, July 9, 2008 – Zep Inc. (NYSE:ZEP), a leading producer, marketer and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the third quarter and nine months ended May 31, 2008. After giving effect to $9.3 million in charges for restructuring and other special items, the Company reported net income of $0.2 million, or $0.01 per diluted share, compared to $3.6 million, or $0.17 per diluted share, reported in the same quarter of the prior year.

On an adjusted basis, excluding special items, the Company generated adjusted net income of $6.0 million, or $0.28 per diluted share, in the third quarter of fiscal year 2008, compared to the adjusted $6.3 million, or $0.30 per diluted share, reported in the year- earlier period. The decline in adjusted earnings per share can be attributed to higher raw material costs, increased stand-alone public company expenses and investments related to ongoing strategic initiatives.

John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc., stated, “We are pleased with the progress we made this quarter, despite operating in a challenging environment. We remain committed to our long-term strategy of leveraging product and manufacturing leadership to create a business capable of achieving sustained, profitable growth. This approach is exemplified by our recent strategic initiatives, most notably our decision to rationalize our product line, a key component of our demand shaping strategy. Additionally, this quarter we continued to generate significant cash flows from operations and reduced our outstanding net debt by $10 million.”

Third Quarter Results

The Company reported revenue during the quarter of $145.2 million, which is consistent with the $145.4 million in revenues recorded during the prior year period. Sales were favorably influenced by the positive $4.3 million impact of foreign currency translation on international sales, as well as by $2.1 million resulting from higher selling prices captured primarily within its domestic markets. However, the benefit from foreign currency translation and higher selling prices was more than offset by a $6.6 million decline in volume. The Company operated during the three months ended May 31, 2008 with less selling capacity compared with the third quarter of fiscal year 2007. In addition to normal attrition, this reduction was attributable to modifications in sales force hiring practices and stricter enforcement of sales performance standards designed to increase productivity and set the stage for growth consistent with our strategic plans. Also, the third quarter of fiscal year 2008 contained one less selling day than the comparative year-ago period. Product highlights included the continued strong acceptance of the Company’s extensive range of environmentally-friendly GreenLink™ products.

“During the third quarter, we further realigned our operations to encourage an entrepreneurial approach to our business,” continued Mr. Morgan. “Our strategy is to decentralize decision making and bring resources closer to our customers, thereby enhancing our ability to provide a superior customer experience. We believe creating a superior customer experience is essential to driving profitable growth in the near- and long-term. Overseeing this revised structure is Bill Holl, our Chief Operating Officer. Bill is also responsible for spearheading our demand shaping activities and our expansion into the $6.4 billion industrial distribution market, an area we believe can make up 10 – 15% of our total revenues within three years.”

Operating profit was $0.9 million for the quarter, compared to $7.5 million in the third quarter of fiscal year 2007. Operating profit and operating margin in the quarter were adversely impacted by $9.3 million due to charges taken for several special items relating to the Company’s strategic initiatives. The Company recorded a $7.8 million restructuring charge during the quarter consisting of a $4.5 million charge for employee severance benefits as the Company continues to reduce its cost structure and a $3.3 million charge related to the consolidation of the Company’s corporate headquarters. Also, the Company recorded a $1.5 million charge related to discontinued inventory resulting from the Company’s product line simplification. As part of its overall demand shaping initiatives, the Company has begun to meaningfully reduce its product offerings in an effort to eliminate a wide variety of lower volume/lower margin products. Additionally, during the quarter, the Company invested $0.7 million in consulting and other investments in support of its strategic initiatives. The Company’s operating profit and operating margin during the third quarter of fiscal year 2007 was adversely impacted by the $5.0 million charge incurred to establish an environmental reserve for voluntary remediation of sub-surface contaminants at the Company’s primary manufacturing facility.

Also impacting third quarter results was the continued rapid increase of raw materials and freight-related costs. During the quarter, the precipitous increase in raw material costs, particularly energy-related commodities, outpaced the pricing actions taken earlier in the year. In June 2008, the Company instituted a weighted average price increase of 7.5% on the majority of its industrial and institutional products in North America. In addition, the Company has initiated price adjustments with all of its North American retail customers. Partially offsetting rising raw material costs was the favorable effect of reduced costs of the Company’s insurance programs.

“Our business has historically shown a resistance to recessionary factors, as the demand for our products and, in particular, our cash flow generation, has historically remained relatively stable,” added Mr. Morgan. “Despite operating in a time of record commodity cost increases, our operations provided $12.7 million of cash during the quarter. I believe that this strong cash flow performance reflects our disciplined approach towards managing operating working capital.”

Nine-Months Ended May 31, 2008

For the nine-months ended May 31, 2008, net income grew 21.2% to $8.4 million, or $0.39 per diluted share, versus the $6.9 million, or $0.33 per diluted share, reported in the prior year. Adjusting both periods for special items, the earnings per share for the first nine-months of fiscal year 2008 would have increased 18.5% to $0.69 compared with $0.59 for the same period last year.

Net sales of $421.9 million were generated in the first nine-months of fiscal year 2008 compared with $413.3 million in the prior year, representing an increase of $8.6 million, or 2.1%. Management anticipates some volume weakness in the remainder of this fiscal year as the Company navigates through a difficult economy that is negatively impacting some of the industries the Company serves. Volume weakness could also be experienced in the near-term as the Company implements its initiatives. These changes, however, are designed to position the Company for future profitable growth.

During the first nine-months of fiscal year 2008, capital expenditures totaled $5.1 million, an increase of $1.7 million from the prior year’s first nine-months. Management anticipates that fiscal year 2008 capital expenditures will approximate $7 million to $8 million.

Strategic Initiatives Update

“Last quarter we announced that, through our demand shaping actions, we would eliminate a wide variety of lower-volume products, trimming approximately 50 percent of our overall product offering,” continued Mr. Morgan. “We also announced plans to increase our minimum order size and to establish more demanding performance standards throughout the organization. While the full benefits of these efforts will not be realized for some quarters to come, we believe we are already beginning to recognize tangible improvements through these actions. For example, since May, the average order size in our North American Industrial and Institutional business increased approximately 23%, while the number of related transactions processed decreased 19%. We believe these efforts to reduce complexity will ultimately enable us to streamline our overhead structure and further reduce administrative costs. We are making good progress in rationalizing our slow-moving products, and we expect to complete our initial implementation by the end of our current fiscal year.”

“Additionally, our expansion into to the $6.4 billion industrial distribution channel is progressing as planned. Our distributor sales team has been established, and our products for the expansion have been branded under the newly-created Zep Professional label. Currently, we are in various stages of discussion with several distributors within our targeted verticals,” said Mr. Morgan.

“We continued to implement Lean initiatives throughout our manufacturing and distribution operations during the quarter,” continued Mr. Morgan. “These initiatives are creating the footprint for simplified manufacturing cells that can be duplicated in regional manufacturing sites. Thus far, we are pleased with the early results of these initiatives, as evidenced by a reduction in our days-on- hand of inventory. Compared with the same quarter last year, we realized a five-day improvement of inventory days-on-hand as a result of our Lean initiatives.”

“As previously discussed, our operating results will continue to be inconsistent as we execute the strategic plans we believe are important to improving the near- and long-term profitability of the Company. The third quarter’s results are clearly reflective of actions taken and investments made in the pursuit of our transformational objectives. I firmly believe our progress is laying the foundation for a company that will produce profitable, sustainable growth, significant shareholder value and a superior customer experience,” concluded Mr. Morgan.

The attached consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and are supplemented by a table of adjusted operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-

GAAP financial information should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure.

A full discussion of the Company’s third quarter and nine-month results, long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter results today at 11:00 AM ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.zepinc.com.

About Zep Inc.

Zep Inc., with fiscal year 2007 net sales of over $565 million, is a leading producer, marketer and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional and consumer end-markets. Zep’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products. The Company markets these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Enforcer®, National Chemical® and Selig™, some of which have been in existence for more than 70 years. Zep is headquartered in Atlanta, Georgia and has approximately 2,600 employees.

*****

This release contains, and other written or oral statements made by or on behalf of us may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we, or the executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company.

Examples of forward-looking statements in this press release include: the belief that creating a superior customer experience will drive profitable growth in the near- and long-term; management’s expectation that the Company could experience some volume weakness in the near-term; management’s expectation that capital expenditures will range between $7 million and $8 million for fiscal year 2008; the belief that our efforts to reduce complexity will ultimately enable us to streamline our overhead structure and further reduce administrative costs; the belief that our operating results will be inconsistent as we execute strategic plans we believe necessary to improve near- and long-term profitability; and the belief that our progress is laying the foundation to produce profitable, sustainable growth, significant shareholder value, and a superior customer experience; our ongoing strategic initiatives and the impact that those initiatives might have on future performance, anticipated revenue and cost trends; and our expansion into the industrial distribution channel.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience and the historical experience of Acuity Brands, Inc. as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1a. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

*    *    *

Zep Inc.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except share and per-share data)

	MAY 31, 2008	AUGUST 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$11,056	$9,142
Accounts receivable, less reserve for doubtful accounts of $3,950 at May 31, 2008 and $3,503 at August 31, 2007	96,866	93,102
Inventories	48,183	45,534
Deferred income taxes	10,270	6,283
Prepayments and other current assets	7,504	4,902

Total Current Assets	173,879	158,963

Property, Plant, and Equipment, at cost:
Land	3,310	3,276
Buildings and leasehold improvements	52,760	51,293
Machinery and equipment	82,685	78,329

Total Property, Plant, and Equipment	138,755	132,898
Less – Accumulated depreciation and amortization	86,139	81,215

Property, Plant, and Equipment, net	52,616	51,683

Other Assets:
Goodwill	32,435	31,864
Intangible assets	97	118
Deferred income taxes	7,039	6,725
Other long-term assets	1,864	120

Total Other Assets	41,435	38,827

Total Assets	$267,930	$249,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$10,000	$296
Short-term debt	6,000	—
Accounts payable	38,391	37,279
Accrued compensation	22,129	17,830
Other accrued liabilities	26,757	31,744

Total Current Liabilities	103,277	87,149
Long-Term Debt, less current maturities	49,650	74,704

Deferred Income Taxes	343	413

Self-Insurance Reserves, less current portion	8,439	7,747

Other Long-Term Liabilities	11,657	4,626

Commitments and Contingencies (see Note 5)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 20,913,594 issued and outstanding at May 31, 2008	209	—
Acuity Brands, Inc. investment	—	61,518
Paid-in capital	73,928	—
Retained earnings	2,141	—
Accumulated other comprehensive income items	18,286	13,316

Total Stockholders’ Equity	94,564	74,834

Total Liabilities and Stockholders’ Equity	$267,930	$249,473

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED MAY 31		NINE MONTHS ENDED MAY 31
	2008	2007	2008	2007
Net Sales	$145,202	$145,397	$421,941	$413,318
Cost of Products Sold	64,728	60,482	183,652	175,254

Gross Profit	80,474	84,915	238,289	238,064
Selling, Distribution, and Administrative Expenses	71,767	77,456	214,213	221,434
Restructuring Charge	7,774	—	8,527	—
Loss on Sale of Fixed Assets	—	—	—	193

Operating Profit	933	7,459	15,549	16,437
Other Expense:
Interest expense, net	489	1,291	2,369	3,684
Miscellaneous income, net	34	193	31	92

Total Other Expense	455	1,098	2,338	3,592

Income before Provision for Income Taxes	478	6,361	13,211	12,845
Provision for Income Taxes	310	2,811	4,856	5,953

Net Income	$168	$3,550	$8,355	$6,892

Earnings Per Share:
Basic Earnings per Share	$0.01	$0.17	$0.40	$0.33

Basic Weighted Average Number of Shares Outstanding	20,877	20,811	20,846	20,811

Diluted Earnings per Share	$0.01	$0.17	$0.39	$0.33

Diluted Weighted Average Number of Shares Outstanding	21,323	20,811	21,197	20,811

Dividends Declared per Share	$0.04	$—	$0.08	$—

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	NINE MONTHS ENDED MAY 31
	2008	2007
Cash Provided by (Used for) Operating Activities:
Net income	$8,355	$6,892
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	5,089	5,276
Loss on the sale or disposal of property, plant, and equipment	—	193
Deferred income taxes	(835)	(1,119)
Excess tax benefits from share-based payments	(582)	—
Other non-cash charges	1,611	1,537
Change in assets and liabilities -
Accounts receivable	(767)	(1,125)
Inventories	(1,496)	(3,251)
Prepayments and other current assets	(2,266)	(2,361)
Accounts payable	403	(3,324)
Accrued compensation and other current liabilities	972	3,704
Self-insurance and other long-term liabilities	1,775	1,824
Other assets	(1,745)	2,284

Net Cash Provided by Operating Activities	10,514	10,530

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(5,066)	(3,395)
Other investing activities	116	215

Net Cash Used for Investing Activities	(4,950)	(3,180)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	84,100	—
Payment to Acuity Brands, Inc. upon separation	(62,500)	—
Repayments of borrowings from revolving credit facility	(20,631)	—
Proceeds from issuances of other long-term debt	—	332
Stock issuances	145	—
Excess tax benefit from share-based payments	582	—
Dividends	(1,752)	—
Repayments of long-term debt	(10,325)	(332)
Net activity with Acuity Brands, Inc. prior to separation	5,683	(11,140)

Net Cash Used for Financing Activities	(4,698)	(11,140)

Effect of Exchange Rate Changes on Cash	1,048	451

Net Change in Cash and Cash Equivalents	1,914	(3,339)
Cash and Cash Equivalents at Beginning of Period	9,142	8,128

Cash and Cash Equivalents at End of Period	$11,056	$4,789

Zep Inc.

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

(In thousands)

	Comprehensive Income	Parent’s Equity	Shares	Amount	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
Balance at August 31, 2007		$61,518	—	—	—	—	$13,316	$74,834

Comprehensive Income:
Net income earned prior to October 31, 2007 spin-off	$4,462	4,462						4,462
Net income earned subsequent to October 31, 2007	3,893					3,893		3,893
Foreign currency translation adjustment	4,970						4,970	4,970

Comprehensive Income:	$13,325

Net transaction with Acuity Brands, Inc.		5,683						5,683
Consummation of spin-off transaction on October 31, 2007, including distribution of Zep Inc. common stock by Acuity Brands, Inc.		(71,663)	20,816	208	71,455			—
Amortization, issuance, and forfeitures of restricted stock grants and stock options			86	1	1,141			1,142
Employee stock purchase plan			9	—	133			133
Stock option exercises			2	—	12			12
Tax effect on restricted stock grants and stock options					582			582
Deferred compensation program			1		605			605
Dividend payments						(1,752)		(1,752)

Balance at May 31, 2008 (unaudited)		$—	20,914	$209	$73,928	$2,141	$18,286	$94,564

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands, except per-share data)

	Three Months Ended May 31		Nine Months Ended May 31
	2008	2007	2008	2007
Reported (GAAP) Net Income	$168	$3,550	$8,355	$6,892
Restructuring Charges, net of tax(a)	4,913	—	5,389	—
Discontinued Inventory Charge, net of tax(b)	955	—	955	—
Environmental Charges, net of tax(c)	—	2,790	—	5,290

Adjusted Net Income (d)	$6,036	$6,340	$14,699	$12,182

Reported (GAAP) Diluted Earnings Per Share	$0.01	$0.17	$0.39	$0.33
Restructuring Charges(a)	0.23	—	0.25	—
Discontinued Inventory Charge(b)	0.04	—	0.05	—
Environmental Charges(c)	—	0.13	—	0.25

Adjusted Diluted Earnings Per Share (d)	$0.28	$0.30	$0.69	$0.59

(a)

During the first quarter of fiscal year 2008, Zep’s management announced its intention to pursue a strategic plan focused upon achieving the Company’s long-term financial objectives. As part of this program, we recorded a net pretax charge of $4.5 million during the third quarter of fiscal year 2008 and $0.8 million during the second quarter of fiscal year 2008. These charges were primarily composed of severance related costs. Additionally, in the third quarter of fiscal year 2008, we consolidated our corporate office operations and recorded a $3.3 million charge for facility lease termination costs. We believe it is useful to exclude these restructuring charges from adjusted diluted earnings per share as they are unrelated to our core operating performance.

(b)

During the third quarter of fiscal year 2008, we recorded a $1.5 million charge related to discontinued inventory resulting from our product line simplification ($1.2 million for inventory write-downs was recorded within Cost of Products Sold and $0.3 million for waste disposal was recorded within Selling, Distribution and Administrative Expenses). We believe that the expenses associated with product rationalization are not reflective of our core operating performance. Accordingly, we believe it is useful to exclude these expenses from adjusted diluted earnings per share.

(c)

During the second quarter of fiscal year 2007, we paid a fine of $3.8 million ($1.8 million was recorded during the second quarter of fiscal year 2007 while the remainder was recorded in fiscal year 2003) in connection with intentional misconduct on the part of certain non-executive employees resulting in our failure to comply with our wastewater discharge permit prior to 2003. During the third quarter of fiscal year 2007, we recorded a $5.0 million charge to establish an environmental reserve for voluntary remediation of sub-surface contaminants at our primary manufacturing facility. We believe that the expenses associated with these environmental matters are not reflective of our core operating performance. Accordingly, we believe it is useful to exclude these expenses from adjusted diluted earnings per share.

(d)

These non-GAAP financial measures are provided to allow investors to more clearly evaluate operating performance and business trends. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.